Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of United Bankshares, Inc. on Forms S-8 (Nos. 333-24241, 333-106528, 333-138192 and 333-176658) and Form S-4 (No. 333-188919) of our report dated March 14, 2013 with respect to our audits of the consolidated financial statements of Virginia Commerce Bancorp, Inc. and subsidiaries and the effectiveness of internal control over financial reporting, which appear in the Annual Report on Form 10-K of Virginia Commerce Bancorp, Inc. for the year ended December 31, 2012.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
February 3, 2014